UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PLUS THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR VOTE IS VERY IMPORTANT!
PLEASE VOTE TODAY

May 1, 2025

Dear Stockholder,

We are contacting you to stress the importance of voting your shares in connection with Plus Therapeutics, Inc’s special meeting of stockholders, to be held completely virtually on May 2, 2025, commencing at 9:00 a.m. Eastern Time (the “Special Meeting”). We would like to remind you to vote your shares. Your vote is very important!

Stockholders are being asked to vote on the following important proposals:

•
Proposal 1: To grant discretionary authority to our Board of Directors to (i) amend our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to combine outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-twenty five (1-for-25) to a maximum of a one-for-two hundred fifty (1-for-250), with the exact ratio to be determined by our Board in its sole discretion; and (ii) effect the reverse stock split, if at all, within twelve (12) months of the date the proposal is approved by stockholders (the “Reverse Stock Split Proposal”).

•
Proposal 2: To authorize, for purposes of complying with Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of 28,042,138 Series A Warrants (as defined below) and 28,042,138 Series B Warrants, the issuance of shares of Common Stock that as a result of certain adjustment provisions set forth in the applicable warrants and assumptions described in the proxy statement distributed on April 10, 2025 (the “Proxy Statement”), could become exercisable for up to 280,421,380 shares of Common Stock in the case of the Series A Warrants and up to 1,261,896,210 shares of Common Stock in the case of the Series B Warrants (in each case subject to the potential for further adjustments), and certain provisions of the Series A Warrants and Series B Warrants, issued in connection with an offering and sale of securities in a private placement of the Company that was consummated on March 4, 2025 (the “Issuance Proposal”).

•
Proposal 3: To amend the Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 2,000,000,000 shares (the “Authorized Common Stock Increase Proposal”).

•
Proposal 4: To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the extension of the term of the Company’s May 2024 Warrants (as defined in the Proxy Statement) (the “Warrant Amendment Proposal”).

•
Proposal 5: To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal, the Issuance Proposal, the Authorized Common Stock Increase Proposal and the Warrant Amendment Proposal, if there are not sufficient votes at the Special Meeting to approve and adopt the Reverse Stock Split Proposal, the Issuance Proposal, the Authorized Common Stock Increase Proposal or the Warrant Amendment Proposal (the “Adjournment Proposal”).

Your vote is extremely important no matter how many shares you hold. Your Board of Directors unanimously recommends that stockholders vote FOR each of these proposals.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder (collectively, “brokerage firms”), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. We now expect that the Reverse Stock Split Proposal, Authorized Common Stock Increase Proposal and Adjournment Proposal will be considered to be discretionary items under the NYSE rules, and your brokerage firm will be able to vote your shares with respect to such proposals even if it does not receive instructions from you, so long as it holds your shares in its name, in which case those shares will not be considered broker non-votes. Information on how to vote is at the bottom of this message.

For more information on the Special Meeting, see our Proxy Statement, available on our website at https://ir.plustherapeutics.com/reports-filings/sec-filings.

On behalf of the Board of Directors, thank you for your continued support of Plus Therapeutics, Inc.

Sincerely,

/s/ Marc H. Hedrick

Marc H. Hedrick

President & Chief Executive Officer

Your vote is important. Even if you plan to attend the Special Meeting, please vote as soon as possible using one of the following options:

TIME IS SHORT-PLEASE VOTE TODAY!

You can vote your shares online or by phone.

Please use the control number found on your previously received proxy card and visit

www.proxyvote.com to submit your instructions online, or

if you received your original proxy statement by email, you may simply click the “VOTE NOW” button in the email.

To vote by phone, call the phone number listed on your proxy card or voting instruction form.